UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

On September 25, 2013, MeetMe, Inc. (the “Company”) entered into a Media Publisher Agreement with Beanstock Media, Inc., a Delaware corporation (“Beanstock”) (the “Agreement”). The Agreement is effective from September 23, 2013 through December 31, 2015 (the “Term”), unless earlier terminated.

Pursuant to the Agreement, Beanstock has the exclusive right and obligation to fill all of the Company’s remnant desktop in-page display advertising inventory on www.meetme.com (the “Site”), excluding, (i) any inventory sold to a third party under an insertion order that is campaign or advertiser specific, (ii) any inventory the Company reserves in existing and future agreements with third parties for barter transactions and as additional consideration as part of larger business development transactions, and (iii) any inventory reserved for premium advertising for the Site. The Company may also continue to place inventory outside of the Agreement in direct sales.

Beanstock will pay for all ad requests that the Company delivers, whether or not Beanstock fills them. For the United States, Beanstock will pay the Company specified CPM rates plus a percentage of revenue in excess of those rates; for the rest of the world, Beanstock will pay the Company 90% of its net ad revenue for the Site.

Beanstock will pay the Company’s invoices within sixty days, unless the balance owing exceeds $4 million, in which case the Company may require Beanstock to accelerate payments so that the balance owing does not exceed $4 million. Beanstock assumes all risk in regards to collection of all applicable advertiser fees with respect to all advertising inventory and may not delay payment to the Company as a result of non-collection or delay of payment by the advertisers.

The Company may review and approve all ads prior to their display on the Site, and all ads must comply with the Company’s advertising editorial guidelines.

The Company may terminate the Agreement at any time without charge or penalty by providing written notice to Beanstock. Either party may terminate the Agreement if the other party is in material breach of its obligations and does not cure such breach, or if the other party files a petition for bankruptcy, becomes insolvent, makes an assignment for the benefit of its creditors, or a receiver is appointed for such party or its business.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2013, the Company entered into a letter agreement with John Abbott (the “Letter Agreement”), the Company’s former Chief Executive Officer and current Chairman of the Board of Directors, with respect to Mr. Abbott’s Employment Agreement dated as of October 25, 2007, as amended (the “Employment Agreement”). The Letter Agreement changes the date upon which the Company will pay Mr. Abbott severance due under the Employment Agreement from October 1, 2013 to November 1, 2013.

Item 7.01 Regulation FD.

On September 30, 2013, the Company issued a press release announcing its entry into an agreement with Beanstock. A copy of MeetMe’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

The Company previously disclosed certain risks related to its business and operations, which we believe should be considered in evaluating our business, financial position, future results and prospects. We disclosed these risks in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 (our “Form 10-K”) and on a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013 (together, with the Form 10-K, the “Additional Filings”). The information presented below updates and supplements those risk factors for the matters identified below and should be read in conjunction with the risks and other information contained in our Additional Filings. The risks described in the Additional Filings, as updated as described in this Current Report on Form 8-K, are not the only risks we face. Additional risks that we do not presently know or that we currently believe are immaterial could also materially and adversely affect any of our business, financial position, future results or prospects. Additional risk factors that we believe should be considered are set forth below.

We have entered into a significant agreement with an advertising partner, and its default or other inability to perform under this contract could harm our business and results of operations.

We have entered into a Media Publisher Agreement with Beanstock Media, Inc. (“Beanstock”) whereby Beanstock will have the exclusive right and obligation to fill 100% of our remnant advertising inventory on www.meetme.com. For the first two quarters of 2013, our web based remnant advertising revenue accounted for approximately 47% of our total revenue. A failure by Beanstock to effectively perform its obligations under this agreement could have detrimental operating, financial and reputational consequences for our business. In particular, if Beanstock files for bankruptcy protection, becomes insolvent or otherwise fails to meet its payment obligations to us, we could be prevented from collecting on receivables under our agreement, which could have an adverse effect on our results of operations.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
99.1	MeetMe, Inc. press release, dated September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: October 1, 2013	By:	/s/ Geoffrey Cook
	Name:	Geoffrey Cook
	Title:	Chief Executive Officer